COCA-COLA ENTERPRISES INC.                                    NEWS RELEASE

CONTACT: Laura Asman - Media Relations

           (770) 989-3023

           Margaret Carton - Institutional-Investor Relations

           (770) 989-3622

           Helene Krupp - Share-Owner Relations

           (770) 989-3620

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES

MANAGEMENT CHANGES

ATLANTA, October 19, 1999 - Coca-Cola Enterprises Inc. today announced that the Board of Directors has approved several management changes. Henry A. Schimberg has notified the Board of his decision to retire from his position as president and chief executive officer of Coca-Cola Enterprises effective December 31, 1999. Mr. Schimberg has stated his decision to retire a few months earlier than expected reflects his confidence in the Company's executive management team.

Effective immediately, the Board of Directors has elected John R. Alm to the position of chief operating officer. The Board of Directors has also elected Mr. Alm president of Coca-Cola Enterprises effective January 1, 2000.

In addition, the Board of Directors has elected Norman P. Findley to the newly created position of executive vice president of business development. In this new position, Mr. Findley will be relocating to Atlanta to be an integral part of the executive management team. Mr. Findley will be responsible for the strategic planning function with a specific focus on marketing and customer relationship development.

"My decision to retire early reflects my confidence that I am leaving Coca-Cola Enterprises in the hands of an exceptionally deep and strong management team who will capitalize on the vast opportunities I see ahead of them," commented Mr. Schimberg. "While the stock price does not currently reflect the value I see in our business, I am confident we have implemented the right strategies to create value for Coca-Cola Enterprises and its share owners, the Coca-Cola system, and our customers and consumers." Mr. Schimberg continued, "Coca-Cola Enterprises' plans to improve the economics of both our business and that of our customers in North America are well on their way. Our volume momentum in North America, impacted in the short term by our price improvement initiatives, is recovering, we are generating strong results in Europe, and the year 2000 operating plans are virtually complete. Therefore, I believe that a transition at year end is more appropriate than waiting until 3 months into the year 2000."

Summerfield K. Johnston, Jr., chairman of the board of Coca-Cola Enterprises, stated, "Henry's contributions to the beverage industry, the Coca-Cola system, and to Coca-Cola Enterprises are impossible to measure. Henry's boundless energy and intuitive sense of how to grow both our business and our customers' business is legendary. However, one of his most important skills is his ability to develop employees at all levels of the Company. This skill has ensured that Henry leaves behind him a seasoned management team that will carry Coca-Cola Enterprises into the next century with the most favorable fundamentals that the industry has seen in decades."

Mr. Johnston continued, "Henry's retirement represents the first step in our management transition process. Within the next year or so, our Board will name a new chief executive officer, but, in the meantime, I have agreed to reassume that role on January 1, 2000. Henry will continue as a valuable member of our Board of Directors and will provide critical assistance during this transition as a consultant to the Coca-Cola system."

Since April of this year, Mr. Alm has served as a principal operating officer of the Company. Prior to April, Mr. Alm was the Company's executive vice president and chief financial officer, a position he held since joining Coca-Cola Enterprises in December of 1991 after the merger with the Johnston Coca-Cola Bottling Group (Johnston CCBG). While with Johnston CCBG, Mr. Alm served as senior vice president and chief financial officer. Prior to joining the Coca-Cola system, Mr. Alm held various positions with Price Waterhouse & Company and Twentieth Century-Fox Film Corporation.

Mr. Findley joined Coca-Cola Enterprises in 1989 and has served as executive vice president and European Group president since 1996. Prior to his role in Europe, Mr. Findley was corporate vice president, domestic and international marketing. Before his tenure with Coca-Cola Enterprises, Mr. Findley held various marketing and operating positions with The Coca-Cola Company.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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